UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.         )

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DYNAVAX TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYNAVAX TECHNOLOGIES CORPORATION

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 28, 2020

We are furnishing to you this supplement (this “Supplement”) to our proxy statement, dated April 17, 2020 (the “Proxy Statement”), to provide information relating to the recently announced underwritten public offering of shares of our common stock.

This Supplement should be reviewed together with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of Dynavax common stock. To the extent that the information in this Supplement differs from or updates the information contained in the Proxy Statement, the information in this Supplement is more current and supersedes that information contained in the Proxy Statement.

In this document, “Dynavax,” “Company,” “we,” “us” and “our” refer to Dynavax Technologies Corporation.

Underwritten Offering

On May 21, 2020, we entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, Evercore Group L.LC. and William Blair & Company, L.L.C., as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale in an underwritten public offering of 14,000,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”). The price to the public is $5.00 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $4.70 per share. Under the terms of the Underwriting Agreement, we also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 2,100,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about May 27, 2020, subject to customary closing conditions.

Following the completion of the offering, we will have 101,599,440 shares of common stock outstanding, or 103,699,440 shares if the Underwriters exercise in full their option to purchase additional shares, based on 87,599,440 shares of common stock outstanding as of April 6, 2020. In addition to the 87,599,440 shares of common stock outstanding on April 6, 2020, there were:

•	5,841,250 shares of common stock reserved for future issuance upon the exercise of outstanding warrants;

•	4,840,000 shares of common stock reserved for future issuance upon the conversion of outstanding shares of our Series B Preferred Stock;

•	359,264 shares of common stock reserved for future issuance under the Company’s Amended and Restated 2014 Employee Stock Purchase Plan; and

•	11,892,001 shares of common stock reserved for future issuance under the Company’s 2018 Equity Incentive Plan.

In addition, the number of shares of our common stock outstanding following the completion of the offering as shown above does not include the up to approximately $104.0 million of shares of our common stock that remained available for sale at March 31, 2020 under our Sales Agreement, dated November 3, 2017, with Cowen and Company, LLC (the “Cowen Agreement”). Between March 31, 2020 and May 21, 2020, we sold an aggregate of 5,096,592 shares of our common stock for gross proceeds of approximately $18.4 million under the Cowen Agreement.

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